Exhibit 99.1

Macquarie Infrastructure Corporation Reports First Quarter 2016 Financial Results, Increased Dividend

  Proportionately Combined Free Cash Flow increases 8.7% to $133.4 million
  $1.67 per share of Proportionately Combined Free Cash Flow per share reported, down $0.01, reflecting an increase in share count and timing of maintenance capital expenditures
  Cash dividend of $1.20 ($4.80 annualized) per share authorized, up 12.1% over the first quarter in 2015

NEW YORK--(BUSINESS WIRE)--May 2, 2016--Macquarie Infrastructure Corporation (NYSE:MIC) reported an 8.7% increase in proportionately combined Free Cash Flow in the first quarter of 2016 compared with the first quarter in 2015. Proportionately combined Free Cash Flow per share was $1.67, down 0.6% on the prior comparable period and reflective of a 9.5% increase in the weighted average number of shares outstanding and variation in the timing of maintenance capital expenditures and taxes.

The increase in cash generated by MIC’s businesses was attributable to the acquisition of the Bayonne Energy Center (BEC) on April 1, 2015, continued growth at Atlantic Aviation and an increased contribution from MIC’s renewable power facilities. The increases were partially offset by reduced contributions from IMTT reflecting normalization of maintenance capital expenditures, and Hawaii Gas, reflecting primarily higher taxes.

Per share figures include the effect of both a 9.5% increase in the weighted average number of MIC shares outstanding and the timing of maintenance capital expenditures and taxes in 2016 compared with 2015. The number of shares on issue rose as a result of base management and performance fees reinvested in shares during 2015 and capital raised in support of the acquisition of BEC. Additionally, in 2015 the majority of maintenance capital expenditures were made in the second half of the year, thereby increasing the amount of Free Cash Flow generated in the first half of that year and adversely impacting the comparison with results for the first quarter in 2016.

Similarly, MIC recorded a smaller tax liability in the first quarter of 2015 compared with the first quarter in 2016. The increase in 2016 taxes reflects the improved financial performance of MIC’s businesses together with a reduction in deductible expenses, notably performance fees. Cash taxes may be reduced by the impact of acquisitions, if any, by the Company during the balance of the year.

James Hooke, chief executive officer of MIC, said that the timing of deployment of maintenance capital and higher taxes offset what was an otherwise attractive increase in Free Cash Flow per share. “We deployed just 8.9% of our annual maintenance capital expenditures and recorded just $0.01 per share in taxes in the first quarter of 2015.”

“Had we deployed the capex evenly throughout 2015, and assuming we managed our tax position at least as effectively as we have historically, we would have reported an increase in Free Cash Flow per share of 10.4% in the first quarter - but the timing differences will reverse over the course of the year and we expect a corresponding step-up in reported cash generation to emerge. I am particularly pleased that EBITDA was at record high levels for each of IMTT, Atlantic Aviation and Hawaii Gas in the first quarter of 2016,” Hooke added.

Hooke went on to say that MIC’s operating results for the quarter put the Company on track to deliver a previously announced increase in its 2016 dividend to between $5.00 and $5.10 per share, up from $4.46 in 2015. The payment of a future dividend is subject to the continued stable performance of MIC’s businesses and authorization by the Company’s board of directors.

“Our businesses performed well during the first quarter – slightly ahead of our expectations for the period, but consistent with our previous commentary including our full year 2016 outlook provided in late February,” said Hooke. “We enjoyed an increased contribution to consolidated EBITDA from our Contracted Power and Energy (CP&E) segment as a result of the acquisition of BEC and the improved performance of our renewable energy portfolio, together with continued growth in the contribution from Atlantic Aviation from both increases in flight activity and high quality acquisitions.”

The better than anticipated result for the quarter was tempered by unseasonably warm winter weather that adversely affected the performance of certain of MIC’s businesses. The impact included:

  A reduction in the number of times BEC was called upon to supply electricity as a result of reduced power demand from New York City;
  Significantly reduced tank heating at IMTT and with it ancillary services revenue; and,
  Significantly reduced de-icing activity Atlantic Aviation.

A reduction in the level of spill response and third party tank cleaning activity at IMTT subsidiary OMI Environmental Solutions, Inc. resulted in OMI generating negative EBITDA for the period as well.

In keeping with its policy of returning the majority of cash generated by its businesses to shareholders, the MIC Board of Directors has authorized a cash dividend of $1.20 per share, or $4.80 annualized, for the first quarter of 2016. The dividend will be payable May 17, 2016 to shareholders of record on May 12, 2016. The cash payment represents a 12.1% increase over the dividend paid for the first quarter of 2015.

“We are pleased to reaffirm our guidance for a year over year increase in our 2016 cash dividend of 12% to 14%,” said Hooke. “We remain confident in the prospects for our businesses over the remainder of the year.”

MIC continues to expect that it will invest between $225.0 million and $250.0 million in 2016 in growth projects and bolt-on acquisitions to existing businesses. “We successfully deployed slightly over $49.0 million in growth capital during the quarter, including in the completion of previously announced projects at IMTT,” said Hooke. “Along with completing these projects, our team developed an additional $36.0 million of new projects and our backlog of approved investment opportunities now totals approximately $200.0 million.”

The announced backlog of growth projects at MIC does not include the planned $130.0 million investment in the development of 130MW of gas-fired power generating capacity at BEC in Bayonne, NJ.

Overview of Proportionately Combined Measures at March 31, 2016

Revenue – Proportionately combined revenue for the first quarter decreased 0.8% to $392.4 million. The decrease primarily reflects a reduction in the cost of fuel sold by Atlantic Aviation, gas sold by Hawaii Gas, and certain services, such as tank heating and rail car handling, provided to customers of IMTT. The lower cost of aviation fuel and gas products is generally passed through to customers resulting in a reduction in revenue which is offset by a corresponding reduction in cost of goods sold/services provided and does not reflect a decline in volume or margin. The revenue decrease was partially offset by the contribution from BEC and improved results from the renewables portion of the CP&E segment.

Gross Profit – The pass-through nature of fluctuations in energy input costs, up or down, mean that gross profit is effectively the “top line” to which MIC manages its businesses. Gross profit generated in the first quarter increased 9.4% to $244.7 million. The increase was attributable to:

  Contributions from the acquisition of BEC; and,
  Improved results at each of Atlantic Aviation, the renewables portion of CP&E and Hawaii Gas.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA), Excluding Non-Cash Items – Proportionately combined EBITDA excluding non-cash items increased 12.8% to $172.8 million in the first quarter. The increase reflects higher gross profit resulting from improved performance and contributions from acquisitions completed in 2015, partially offset by higher SG&A and/or operating expenses attributable to:

  Incremental expenses related to BEC;
  Professional services fees and salary and benefits at Atlantic Aviation; partially offset by,
  Lower fuel costs, lower costs associated with OMI and continued cost control at IMTT.

See “Use of Non-GAAP Measures” below for MIC’s definition of EBITDA excluding Non-Cash Items and further information on MIC’s use of this measure and see the reconciliation of Proportionately Combines Net Income (Loss) to EBITDA excluding Non-Cash Items attached to this release.

Cash Interest – Excluding non-cash derivatives gains and losses, proportionately combined cash interest expense increased 12.4% to $26.5 million in the first quarter. The increase in cash interest expense was attributable to:

  Incremental debt associated with BEC;
  Higher average debt balances at both IMTT and MIC Corporate; partially offset by,
  Lower debt balances at Atlantic Aviation and the renewable portion of CP&E, both as a result of scheduled amortization.

Cash Taxes – Proportionately combined cash taxes increased 211.4% to $2.5 million primarily as a result of the absence of any performance fees incurred during first quarter in 2016 compared with the first quarter in 2015. The federal portion of this amount and any consolidated federal income tax liability incurred in 2016 is expected to be offset by net operating loss carryforwards.

Maintenance Capital Expenditures – Proportionately combined maintenance capital expenditures increased by 70.3% to $10.4 million in the first quarter. The increase was attributable to:

  An increase in maintenance capital expenditures at IMTT and Hawaii Gas; partially offset by,
  Lower maintenance capital expenditures at Atlantic Aviation.

The Company incurred a relatively small amount of maintenance capital expenditures in the first half of 2015, particularly at IMTT, but saw expenditures increase in the second half of the year, notably in the fourth quarter. Maintenance capital expenditures are expected to be incurred more evenly throughout 2016.

Free Cash Flow – Proportionately Combined Free Cash Flow increased 8.7% to $133.4 million in the first quarter primarily as a result of the acquisitions of both BEC and FBOs at Atlantic Aviation, the improved performance of Atlantic Aviation generally, and an increased contribution from the renewables portion of CP&E.

MIC regards Free Cash Flow as an important tool in assessing the performance of its capital intensive, cash generative businesses. Proportionately combined Free Cash Flow refers to the consolidated Free Cash Flow generated by MIC’s businesses other than non-controlling interests in its partnerships in solar and wind power facilities, after holding company costs. See “Use of Non-GAAP Measures” below for MIC’s definition of Free Cash Flow and further information and see the reconciliation of Proportionately Combined Cash from Operating Activities to Free Cash Flow attached to this release.

MIC’s reported increase in Free Cash Flow was partially offset on a per share basis by an increase in the number of shares outstanding. The increase in share count reflects the impact of capital raised in connection with the acquisition of BEC and the reinvestment in shares of base fees and a portion of the performance fees earned by the Company’s Manager during 2015. No performance fee was payable for the first quarter of 2016.

Overview of Consolidated Results for the First Quarter

Revenue – MIC reported consolidated revenue for the first quarter of 2016 of $396.4 million, down 0.5% compared with the first quarter in 2015. Increased revenue from BEC and improvement in performance of renewable power facilities was offset by a reduction in the cost of jet fuel sold by Atlantic Aviation and gas sold by Hawaii Gas. MIC notes that this decrease in revenue reflects the pass-through nature of energy-related costs and not a decline in volume or margin.

Expenses – Selling, general and administrative expenses increased in the first quarter by 2.3% to $72.3 million. The increase was the result of the BEC acquisition and increases at Atlantic Aviation, partially offset by lower costs at Corporate and the renewable portion of CP&E.

Fees payable to MIC’s external manager decreased 91.0% to $14.8 million in the first quarter primarily as a result of the absence of any performance fee in 2016 together with a reduction in the Company’s market capitalization. All fees were reinvested in new shares.

Net Income (Loss) – MIC reported consolidated net income, before taxes, of $35.3 million in the first quarter of 2016 compared with a net loss of $145.8 million in the first quarter of 2015. The improvement reflects both the absence of performance fees incurred in the first quarter of 2015 and improvement in the operating performance of MIC’s businesses in 2016.

Use of Non-GAAP Measures

MIC reports EBITDA excluding non-cash items on a consolidated and operating segment basis and reconciles each to consolidated net income (loss). EBITDA excluding non-cash items is a measure relied upon by management in evaluating the performance of its businesses and investments. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, which includes impairments, gains and losses on derivatives and adjustments for certain other items reflected in the statement of operations. EBITDA excluding non-cash items also excludes any base management and performance fees, if any, whether paid in cash or stock.

MIC believes that EBITDA excluding non-cash items provides additional insight into the performance of its operating businesses, relative to each other and to similar businesses without regard to capital structure, and into their ability to service or reduce debt, fund capital expenditures and/or support distributions to the holding company.

MIC also reports Free Cash Flow and Proportionately Combined Free Cash Flow, as defined below, on both a consolidated and an operating segment basis as a means of assessing the amount of cash generated by its businesses and as a supplement to other information provided in accordance with GAAP, and reconciles each to cash from operating activities. MIC believes that reporting Free Cash Flow provides additional insight into its ability to deploy cash as GAAP measures, such as net income (loss) and cash from operating activities, do not reflect all of the items that management considers in determining the amount of cash generated by its operating businesses. MIC defines Free Cash Flow as cash from operating activities, which includes cash paid for interest, taxes and pension contributions, less maintenance capital expenditures, and includes principal repayments on capital lease obligations used to fund maintenance capital expenditures, and excludes changes in working capital.

Free Cash Flow does not fully reflect MIC’s ability to freely deploy generated cash, as it does not reflect required payments on indebtedness and other fixed obligations or the other cash items excluded when calculating Free Cash Flow. Free Cash Flow may be calculated in a different manner by other companies, which limits its usefulness as a comparative measure. Free Cash Flow should be used as a supplemental measure and not in lieu of MIC’s financial results as reported under GAAP.

MIC may report certain financial metrics on a proportionately combined basis including proportionately combined gross profit, proportionately combined EBITDA excluding non-cash items, proportionately combined cash interest, proportionately combined cash taxes, proportionately combined maintenance capital expenditures, proportionately combined Free Cash Flow including adjusted proportionately combined Free Cash Flow, proportionately combined Free Cash Flow per share, proportionately combined growth capital expenditures and proportionately combined net debt. The Company believes that such measures provide investors and management with additional insight into the financial results and cash generated on the basis of its varied ownership interests in its businesses and investments for the reporting periods.

Proportionately combined metrics used by MIC may be calculated in a different manner by other companies and may limit their usefulness as a comparative measure. Proportionately combined metrics should be used as a supplement to and not in lieu of financial results reported in accordance with GAAP.

The following tables summarize MIC’s financial performance on a proportionately combined basis ($ in Thousands) (Unaudited) for the quarter ended March 31, 2016 and for the prior comparable period.

	Quarter Ended March 31, 2016
							Contracted Power
		Atlantic	Contracted Power	Hawaii	MIC	Proportionately	and Energy
	IMTT(1)	Aviation	and Energy(2)	Gas	Corporate	Combined(3)	100%

Gross profit	85,124	111,826	22,498	25,264	N/A	244,712	25,822
EBITDA excluding non-cash items	82,212	59,531	15,015	17,352	(1,267)	172,843	18,147
Free cash flow	64,844	48,889	9,660	10,862	(860)	133,395	11,943

	Quarter Ended March 31, 2015
							Contracted Power
		Atlantic	Contracted Power	Hawaii	MIC	Proportionately	and Energy
	IMTT(1)	Aviation	and Energy(2)	Gas	Corporate	Combined(3)	100%

Gross profit	84,470	108,115	6,820	24,184	N/A	223,589	9,185
EBITDA excluding non-cash items	78,404	56,259	4,451	16,854	(2,758)	153,210	6,485
Free cash flow	66,184	46,070	1,593	14,150	(5,316)	122,681	2,689

_____________________

N/A- Not applicable.

(1)

On March 31, 2016, IMTT acquired the remaining 33.3% interest in its Quebec terminal that it did not previously own. IMTT was previously providing management services to this terminal and no operational changes are expected. Prior to the acquisition, IMTT consolidated the results of the Quebec terminal in its financial statements and adjusted for the portion that it did not own through noncontrolling interests. Since the IMTT Acquisition in July 2014 and prior to the acquisition of the noncontrolling interest, MIC reported IMTT’s EBITDA excluding non-cash items and Free Cash Flow including the 33.3% portion of the Quebec terminal. The contribution from the minority interest was not significant. Therefore, there are no changes to our historical EBITDA excluding non-cash items, Free Cash Flow or results generally as a function of acquiring this noncontrolling interest.

(2)

Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in its solar and wind power facilities. As of April 1, 2015, Contracted Power and Energy also includes 100% of BEC, a gas-fired power facility.

(3) Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.

Segment Results for the First Quarter

IMTT - MIC’s bulk liquid terminals business, IMTT, is one of the largest independent terminal operations in the country. IMTT generated a 2.0% decrease in Free Cash Flow in the first quarter of 2016 compared with the first quarter in 2015 primarily reflecting the timing of maintenance capital expenditures. IMTT deployed $6.3 million of maintenance capital during the first quarter of 2016 compared with only $2.5 million in the first quarter in 2015 when revisions to policies concerning maintenance capital spending were being implemented. For the full year 2016 the business is expected to incur between $30.0 million and $35.0 million of maintenance capital expenditures.

Revenue at IMTT was lower in the first quarter of 2016 compared with the first quarter in 2015 as a result of a reduction in tank heating consistent with the relatively mild weather in the Northeast, a decline in spill response activity on the part of OMI Environmental Solutions (OMI, an IMTT subsidiary), and a reduction in rail car handling, specifically the transport of Canadian crude oil products.

“The absence of any meaningful spill response or tank cleaning activity in the quarter was significant,” said Hooke. “The performance of OMI has always been variable, in some cases providing a substantial benefit – such as in connection with the Macondo oil spill in 2010 – and in some cases, not. In the first quarter of 2016 the contribution from OMI was actually negative.” Excluding the impact of the contributions from OMI in each of the first quarter of 2016 and 2015, EBITDA generated by IMTT would have increased by 5.8% rather than the reported 4.9%.

Aggregate costs at IMTT declined by 4.6% in the first quarter of 2016 compared with the first quarter in 2015. “We remain focused on expense management – both operating expenses and general and administrative expenses – at IMTT,” Hooke noted. “Our priorities at IMTT for the year include right-sizing various operations, and managing utility expenses and a variety of procurement related initiatives.”

On March 31, 2016, IMTT completed the acquisition of the 33.3% interest in a bulk liquid terminal in Quebec it did not already own. IMTT was previously providing management services to this terminal and no operational changes are expected. The contribution to IMTT’s results from the minority interest was not significant.

Atlantic Aviation - Atlantic Aviation comprises a nationwide network of 68 fixed base operations serving owners and operators of general aviation jet aircraft. The business continued to benefit from increases in general aviation flight activity in the U.S., together with the impact of acquisitions of additional fixed base operations in 2015, and market share gains. Free Cash Flow generated by Atlantic Aviation increased 6.1% in the first quarter of 2016 versus the first quarter in 2015. The increase reflects primarily a 5.8% increase in EBITDA excluding non-cash items driven by same store growth in gross profit of 2.8%.

“We do not believe that Atlantic Aviation is overly sensitive to an ordinary course kind of economic slowdown, should one occur,” said Hooke, “although the performance of the business is more likely to serve as a barometer of conditions in the broader economy than our other businesses.”

MIC believes that the favorable growth trends in general aviation flight activity in the U.S. will persist. The increased flight activity, growth in the volume of fuel sold and margins on fuel sales, in combination with the operational leverage in the business, is expected to continue to drive improvement in EBITDA and Free Cash Flow.

Contracted Power & Energy – With the acquisition of BEC, the CP&E segment now comprises approximately 779MW of power generating capacity. Output from the 267MW of wind and solar power portion of the portfolio was better in the first quarter of 2016 than it was in the first quarter of 2015 as a result of increased solar and wind resources. Together with the acquisition of BEC, the segment produced a more than fivefold increase in proportionately combined Free Cash Flow compared with the first quarter in 2015.

The weather and the availability of renewable resources was generally good during the quarter, however the mild winter temperatures in the Northeast contributed to underperformance versus expectations at BEC. The underperformance was mitigated by the tolling (availability) agreements in place for the capaci ty of five of the facility’s eight turbines. Although the untolled (merchant) portion of the facility generates capacity revenue regardless of the level of generation, the underperformance in the quarter was attributed to a lower than anticipated level of dispatch of these three turbines.

Hawaii Gas – The amount of gas sold by Hawaii Gas increased by an aggregate 1.3% during the first quarter of 2016 compared with the first quarter in 2015. The increase reflects the addition of new military and commercial customers partially offset by reductions in demand associated with customers whose facilities were undergoing planned repairs/renovations.

The increase in gross profit from the gas sales, together with a modest reduction in selling, general and administrative expenses, contributed to growth in EBITDA excluding non-cash items of $0.5 million or 3.0%.

Hawaii Gas generated $10.9 million in Free Cash Flow for the quarter, down 23.2% on the first quarter in 2015, as a result of higher taxes and a modest increase in maintenance capital expenditures, partially offset by improved operating performance, versus the prior comparable period. The federal income tax component representing the majority of the increase in taxes at Hawaii Gas is expected to be offset in consolidation with the application of holding company net operating loss carryforwards.

Corporate and Other – The Corporate and Other segment includes public company expenses, board of director costs and expenses associated with capital markets activities including interest expense on corporate level debt securities and revolving credit facilities. The segment result also reflects the impact of base management and performance fees, if any, incurred by the Company.

The Corporate and Other segment results for the first quarter of 2016 include substantially lower fees payable to MIC’s manager compared with the first quarter in 2015. Fees payable to MIC’s manager decreased from $165.3 million in 2015 to $14.8 million as a result of the absence of any performance fee and MIC’s reduced market capitalization. All fees to which the manager was entitled were reinvested in additional shares, not paid in cash.

A decrease in selling, general and administrative expenses related to lower professional fees resulted in EBITDA excluding non-cash items totaling ($1.3) million for the first quarter in 2016 compared with ($2.8) million in the first quarter in 2015.

Free Cash Flow recorded in the Corporate and Other segment was ($0.9) million compared with ($5.3) million in the prior comparable period including the offset in consolidation of federal income taxes at the operating company level.

Conference Call and Webcast

When: Management has scheduled a conference call for 8:00 a.m. Eastern Time on Tuesday, May 3, 2016 during which it will review and comment on the Company’s results for the first quarter.

How: To listen to the conference call please dial +1(650) 521-5252 or +1(877) 852-2928 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website the morning of May 3, 2016 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on May 3, 2016 through midnight on May 9, 2016, at +1(404) 537-3406 or +1(855) 859-2056, Passcode: 90866510. An online archive of the webcast will be available on the Company’s website for one year following the call. MIC-G

About Macquarie Infrastructure Corporation

Macquarie Infrastructure Corporation owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, a gas processing and distribution business, Hawaii Gas, and several entities comprising a Contracted Power and Energy segment. MIC is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Corporation website at www.macquarie.com/mic.

Forward-Looking Statements

This press release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; risks associated with development, investment and expansion in the power industry; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service; demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks; fuel and gas and other commodity costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Corporation is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Corporation.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS
($ in Thousands, Except Share Data)

	March 31, 2016	December 31, 2015(1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,502	$22,394
Restricted cash	11,732	18,946
Accounts receivable, less allowance for doubtful accounts of $1,612 and $1,690, respectively	92,101	95,597
Inventories	27,570	29,489
Prepaid expenses	17,188	21,690
Other current assets	27,129	28,453
Total current assets	198,222	216,569
Property, equipment, land and leasehold improvements, net	4,128,510	4,116,163
Investment in unconsolidated business	8,908	8,274
Goodwill	2,017,891	2,017,211
Intangible assets, net	920,934	934,892
Other noncurrent assets	8,951	15,695
Total assets	$7,283,416	$7,308,804

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Due to Manager - related party	$72,932	$73,317
Accounts payable	45,192	56,688
Accrued expenses	79,359	78,527
Current portion of long-term debt	43,197	40,099
Fair value of derivative instruments	19,845	19,628
Other current liabilities	37,995	40,531
Total current liabilities	298,520	308,790
Long-term debt, net of current portion	2,761,376	2,746,525
Deferred income taxes	835,486	816,836
Fair value of derivative instruments	37,012	15,698
Tolling agreements - noncurrent	66,206	68,150
Other noncurrent liabilities	147,754	150,363
Total liabilities	4,146,354	4,106,362
Commitments and contingencies	-	-
Stockholders’ equity (2):
Common stock ($0.001 par value; 500,000,000 authorized;80,257,596 shares issued and outstanding at March 31, 2016 and 80,006,744 shares issued and outstanding at December 31, 2015)	80	80
Additional paid in capital	2,247,192	2,317,421
Accumulated other comprehensive loss	(25,755)	(23,295)
Retained earnings	758,339	735,984
Total stockholders’ equity	2,979,856	3,030,190
Noncontrolling interests	157,206	172,252
Total equity	3,137,062	3,202,442
Total liabilities and equity	$7,283,416	$7,308,804

_________________
(1)	Conformed to current period presentation. See Note 2, "Basis of Presentation", for Recently Issued Accounting Standards adopted in the quarter ended March 31, 2016.
(2)	See Note 8, "Stockholders' Equity", for discussions on preferred stock and special stock.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ in Thousands, Except Share and Per Share Data)

	Quarter Ended March 31,
	2016	2015
Revenue
Service revenue	$312,241	$326,002
Product revenue	84,146	72,496
Total revenue	396,387	398,498
Costs and expenses
Cost of services	116,463	133,417
Cost of product sales	33,060	39,127
Selling, general and administrative	72,284	70,653
Fees to Manager - related party	14,796	165,273
Depreciation	53,221	57,422
Amortization of intangibles	17,787	47,971
(Gain) loss on disposal of assets	(414)	545
Total operating expenses	307,197	514,408
Operating income (loss)	89,190	(115,910)
Other income (expense)
Interest income	33	6
Interest expense(1)	(56,895)	(31,521)
Other income, net	3,015	1,577
Net income (loss) before income taxes	35,343	(145,848)
(Provision) benefit for income taxes	(15,167)	55,333
Net income (loss)	$20,176	$(90,515)
Less: net loss attributable to noncontrolling interests	(2,179)	(1,513)
Net income (loss) attributable to MIC	$22,355	$(89,002)

Basic income (loss) per share attributable to MIC	$0.28	$(1.22)
Weighted average number of shares outstanding: basic	80,113,011	73,150,111

Diluted income (loss) per share attributable to MIC	$0.28	$(1.22)
Weighted average number of shares outstanding: diluted	81,171,346	73,150,111
Cash dividends declared per share	$1.20	$1.07
_________________
(1)	Interest expense includes losses on derivative instruments of $32.2 million and $12.9 million for the quarters ended March 31, 2016 and 2015, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in Thousands)

	Quarter Ended March 31,
	2016	2015

Operating activities
Net income (loss)	$20,176	$(90,515)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	53,221	57,422
Amortization of intangible assets	17,787	47,971
Amortization of debt financing costs	2,879	1,615
Adjustments to derivative instruments	23,278	2,833
Fees to Manager- related party	14,796	165,273
Deferred taxes	12,661	(56,138)
Other non-cash expense, net	1,293	1,431
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	2,202	669
Accounts receivable	3,910	222
Inventories	1,879	2,087
Prepaid expenses and other current assets	9,352	5,901
Due to Manager - related party	(73)	(88)
Accounts payable and accrued expenses	(13,293)	(18,153)
Income taxes payable	2,753	(853)
Other, net	(4,255)	(2,661)
Net cash provided by operating activities	148,566	117,016

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(3,153)	(18,137)
Purchases of property and equipment	(62,593)	(25,481)
Other, net	48	544
Net cash used in investing activities	(65,698)	(43,074)

Financing activities
Proceeds from long-term debt	176,000	29,000
Payment of long-term debt	(159,730)	(452,628)
Proceeds from the issuance of shares	1,093	488,032
Dividends paid to common stockholders	(92,203)	(78,075)
Purchase of noncontrolling interest	(9,909)	-
Distributions paid to noncontrolling interests	(1,824)	(1,000)
Offering and equity raise costs paid	(105)	(15,964)
Debt financing costs paid	(1,119)	-
Change in restricted cash	5,013	11,047
Payment of capital lease obligations	(433)	(758)
Net cash used in financing activities	(83,217)	(20,346)
Effect of exchange rate changes on cash and cash equivalents	457	(298)
Net change in cash and cash equivalents	108	53,298
Cash and cash equivalents, beginning of period	22,394	48,014
Cash and cash equivalents, end of period	$22,502	$101,312

Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued equity offering costs	$229	$349
Accrued financing costs	$68	$126
Accrued purchases of property and equipment	$19,318	$5,239
Acquisition of equipment through capital leases	$-	$398
Issuance of shares to Manager	$15,108	$15,221
Conversion of convertible senior notes to shares	$4	$2
Distributions payable to noncontrolling interests	$42	$75
Taxes (refund) paid, net	$(253)	$1,657
Interest paid	$25,176	$26,968

MACQUARIE INFRASTRUCTURE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS – MD&A

	Quarter Ended		Change
	March 31,		Favorable/(Unfavorable)
	2016	2015	$	%
	($ In Thousands) (Unaudited)
Revenue
Service revenue	$312,241	$326,002	(13,761)	(4.2)
Product revenue	84,146	72,496	11,650	16.1
Total revenue	396,387	398,498	(2,111)	(0.5)

Costs and expenses
Cost of services	116,463	133,417	16,954	12.7
Cost of product sales	33,060	39,127	6,067	15.5
Gross profit	246,864	225,954	20,910	9.3
Selling, general and administrative	72,284	70,653	(1,631)	(2.3)
Fees to Manager - related party	14,796	165,273	150,477	91.0
Depreciation	53,221	57,422	4,201	7.3
Amortization of intangibles	17,787	47,971	30,184	62.9
(Gain) loss on disposal of assets	(414)	545	959	176.0
Total operating expenses	157,674	341,864	184,190	53.9
Operating income (loss)	89,190	(115,910)	205,100	176.9
Other income (expense)
Interest income	33	6	27	NM
Interest expense(1)	(56,895)	(31,521)	(25,374)	(80.5)
Other income, net	3,015	1,577	1,438	91.2
Net income (loss) before income taxes	35,343	(145,848)	181,191	124.2
(Provision) benefit for income taxes	(15,167)	55,333	(70,500)	(127.4)
Net income (loss)	$20,176	$(90,515)	110,691	122.3
Less: net loss attributable to noncontrolling interests	(2,179)	(1,513)	666	44.0
Net income (loss) attributable to MIC	$22,355	$(89,002)	111,357	125.1
_________________
NM - Not meaningful
(1) Interest expense includes losses on derivative instruments of $32.2 million and $12.9 million for the quarters ended March 31, 2016 and 2015, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) ATTRIBUTABLE TO MIC TO
EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO
FREE CASH FLOW

	Quarter Ended		Change
	March 31,		Favorable/(Unfavorable)
	2016	2015	$	%
	($ In Thousands) (Unaudited)

Net income (loss) attributable to MIC(1)	$22,355	$(89,002)
Interest expense, net(2)	56,862	31,515
Provision (benefit) for income taxes	15,167	(55,333)
Depreciation	53,221	57,422
Amortization of intangibles	17,787	47,971
Fees to Manager- related party	14,796	165,273
Other non-cash income, net (3)	(4,213)	(2,602)
EBITDA excluding non-cash items	$175,975	$155,244	20,731	13.4

EBITDA excluding non-cash items	$175,975	$155,244
Interest expense, net(2)	(56,862)	(31,515)
Adjustments to derivative instruments recorded in interest expense(2)	26,605	5,353
Amortization of debt financing costs(2)	2,879	1,615
Provision/benefit for income taxes, net of changes in deferred taxes	(2,506)	(805)
Changes in working capital	2,475	(12,876)
Cash provided by operating activities	148,566	117,016
Changes in working capital	(2,475)	12,876
Maintenance capital expenditures	(10,413)	(6,115)
Free cash flow	$135,678	$123,777	11,901	9.6
_________________
(1)	Net income (loss) attributable to MIC excludes net loss attributable to noncontrolling interests of $2.2 million and $1.5 million for the quarters ended March 31, 2016 and 2015, respectively.
(2)

Interest expense, net, includes adjustment to derivative instruments and non-cash amortization of deferred financing fees. For the quarter ended March 31, 2016, interest expense also included a non-cash write-off of deferred financing fees related to the February 2016 refinancing at Hawaii Gas.

(3)

Other non-cash income, net, primarily includes non-cash adjustments related to pension expense, adjustments to noncontrolling interest, amortization of tolling liabilities, unrealized gains (losses) on commodity hedges and any non-cash gains (losses) on disposal of assets.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION FROM CONSOLIDATED FREE CASH FLOW TO PROPORTIONATELY
COMBINED FREE CASH FLOW

	Quarter Ended		Change
	March 31,		Favorable/(Unfavorable)
	2016	2015	$	%
	($ In Thousands) (Unaudited)

Free Cash Flow- Consolidated basis	$135,678	$123,777	11,901	9.6
100% of CP&E Free Cash Flow included in consolidated Free Cash Flow	(11,943)	(2,689)
MIC's share of CP&E Free Cash Flow	9,660	1,593
Free Cash Flow- Proportionately Combined basis	$133,395	$122,681	10,714	8.7

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH
ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

IMTT

	Quarter Ended
	March 31,		Change
	2016	2015	Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	135,425	138,061	(2,636)	(1.9)
Cost of services	50,301	53,591	3,290	6.1
Gross profit	85,124	84,470	654	0.8
General and administrative expenses	8,174	7,704	(470)	(6.1)
Depreciation and amortization	32,621	35,879	3,258	9.1
Operating income	44,329	40,887	3,442	8.4
Interest expense, net(1)	(19,871)	(6,906)	(12,965)	(187.7)
Other income, net	2,988	632	2,356	NM
Provision for income taxes	(11,229)	(14,089)	2,860	20.3
Noncontrolling interest	(59)	(250)	191	76.4
Net income(2)	16,158	20,274	(4,116)	(20.3)

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:

Net income(2)	16,158	20,274
Interest expense, net(1)	19,871	6,906
Provision for income taxes	11,229	14,089
Depreciation and amortization	32,621	35,879
Other non-cash expense, net(3)	2,333	1,256
EBITDA excluding non-cash items	82,212	78,404	3,808	4.9

EBITDA excluding non-cash items	82,212	78,404
Interest expense, net(1)	(19,871)	(6,906)
Adjustments to derivative instruments recorded in interest expense(1)	9,610	(2,379)
Amortization of debt financing costs(1)	420	113
Provision for income taxes, net of changes in deferred taxes	(1,230)	(577)
Changes in working capital	(2,807)	(11,612)
Cash provided by operating activities	68,334	57,043
Changes in working capital	2,807	11,612
Maintenance capital expenditures	(6,297)	(2,471)
Free cash flow	64,844	66,184	(1,340)	(2.0)
_____________________
NM - Not meaningful
(1)	Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)	Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(3)	Other non-cash expense, net, primarily includes non-cash adjustments related to pension expense, non-cash gains (losses) on disposal of assets and adjustments to noncontrolling interest.

Atlantic Aviation

	Quarter Ended
	March 31,		Change
	2016	2015	Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	177,988	187,941	(9,953)	(5.3)
Cost of services	66,162	79,826	13,664	17.1
Gross profit	111,826	108,115	3,711	3.4
Selling, general and administrative expenses	52,611	52,009	(602)	(1.2)
Depreciation and amortization	22,191	59,715	37,524	62.8
(Gain) loss on disposal of FBOs	(414)	545	959	176.0
Operating income (loss)	37,438	(4,154)	41,592	NM
Interest expense, net(1)	(13,314)	(13,085)	(229)	(1.8)
Other expense, net	(24)	(27)	3	11.1
(Provision) benefit for income taxes	(9,742)	6,689	(16,431)	NM
Net income (loss)(2)	14,358	(10,577)	24,935	NM

Reconciliation of net income (loss) to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:
Net income (loss)(2)	14,358	(10,577)
Interest expense, net(1)	13,314	13,085
Provision (benefit) for income taxes	9,742	(6,689)
Depreciation and amortization	22,191	59,715
Other non-cash (income) expense, net (3)	(74)	725
EBITDA excluding non-cash items	59,531	56,259	3,272	5.8

EBITDA excluding non-cash items	59,531	56,259
Interest expense, net(1)	(13,314)	(13,085)
Adjustments to derivative instruments recorded in interest expense(1)	5,608	5,066
Amortization of debt financing costs(1)	800	808
Provision/benefit for income taxes, net of changes in deferred taxes	(1,452)	(355)
Changes in working capital	6,044	(4,206)
Cash provided by operating activities	57,217	44,487
Changes in working capital	(6,044)	4,206
Maintenance capital expenditures	(2,284)	(2,623)
Free cash flow	48,889	46,070	2,819	6.1
_____________________
NM - Not meaningful
(1)	Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)	Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(3)	Other non-cash (income) expense, net, primarily includes non-cash gains (losses) on disposal of assets.

Contracted Power & Energy

	Quarter Ended
	March 31,		Change
	2016	2015	Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	30,179	11,832	18,347	155.1
Cost of product sales	4,357	2,647	(1,710)	(64.6)
Gross profit	25,822	9,185	16,637	181.1
Selling, general and administrative expenses	5,960	2,638	(3,322)	(125.9)
Depreciation and amortization	13,846	7,445	(6,401)	(86.0)
Operating income (loss)	6,016	(898)	6,914	NM
Interest expense, net(1)	(17,848)	(6,338)	(11,510)	(181.6)
Other income	305	1,116	(811)	(72.7)
Benefit for income taxes	2,304	818	1,486	181.7
Noncontrolling interest	2,238	1,763	475	26.9
Net loss(2)	(6,985)	(3,539)	(3,446)	(97.4)

Reconciliation of net loss to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:
Net loss(2)	(6,985)	(3,539)
Interest expense, net(1)	17,848	6,338
Benefit for income taxes	(2,304)	(818)
Depreciation and amortization	13,846	7,445
Other non-cash income, net (3)	(4,258)	(2,941)
EBITDA excluding non-cash items	18,147	6,485	11,662	179.8

EBITDA excluding non-cash items	18,147	6,485
Interest expense, net(1)	(17,848)	(6,338)
Adjustments to derivative instruments recorded in interest expense(1)	11,268	2,527
Amortization of debt financing costs(1)	383	17
Benefit for income taxes, net of changes in deferred taxes	(7)	(2)
Changes in working capital	2,612	1,743
Cash provided by operating activities	14,555	4,432
Changes in working capital	(2,612)	(1,743)
Free cash flow	11,943	2,689	9,254	NM
_____________________
NM - Not meaningful
(1)	Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)	Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(3)	Other non-cash income, net, primarily includes adjustments to noncontrolling interest and amortization of tolling liabilities.

Hawaii Gas

	Quarter Ended
	March 31,		Change
	2016	2015	Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	53,967	60,664	(6,697)	(11.0)
Cost of product sales(1)	28,703	36,480	7,777	21.3
Gross profit	25,264	24,184	1,080	4.5
Selling, general and administrative expenses	5,256	5,356	100	1.9
Depreciation and amortization	2,350	2,354	4	0.2
Operating income	17,658	16,474	1,184	7.2
Interest expense, net(2)	(2,424)	(1,943)	(481)	(24.8)
Other expense, net	(254)	(144)	(110)	(76.4)
Provision for income taxes	(5,911)	(5,532)	(379)	(6.9)
Net income(3)	9,069	8,855	214	2.4

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:
Net income(3)	9,069	8,855
Interest expense, net(2)	2,424	1,943
Provision for income taxes	5,911	5,532
Depreciation and amortization	2,350	2,354
Other non-cash income, net(4)	(2,402)	(1,830)
EBITDA excluding non-cash items	17,352	16,854	498	3.0

EBITDA excluding non-cash items	17,352	16,854
Interest expense, net(2)	(2,424)	(1,943)
Adjustments to derivative instruments recorded in interest expense(2)	119	139
Amortization of debt financing costs(2)	664	121
Provision for income taxes, net of changes in deferred taxes	(3,017)	-
Changes in working capital	2,937	2,523
Cash provided by operating activities	15,631	17,694
Changes in working capital	(2,937)	(2,523)
Maintenance capital expenditures	(1,832)	(1,021)
Free cash flow	10,862	14,150	(3,288)	(23.2)
_____________________
(1)	Cost of product sales includes unrealized gains on commodity hedges.
(2)

Interest expense, net, includes adjustments to derivative instruments related to interest rate swaps and non-cash amortization of deferred financing fees. For the quarter ended March 31, 2016, interest expense also included a non-cash write-off of deferred financing fees related to the February 2016 refinancing.

(3)	Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(4)	Other non-cash income, net, primarily includes non-cash adjustments related to pension expense and unrealized gains (losses) on commodity hedges.

Corporate and Other

	Quarter Ended
	March 31,		Change
	2016	2015	Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Fees to Manager-related party	14,796	165,273	150,477	91.0
Selling, general and administrative expenses	1,455	2,946	1,491	50.6
Operating loss	(16,251)	(168,219)	151,968	90.3
Interest expense, net(1)	(3,405)	(3,243)	(162)	(5.0)
Benefit for income taxes	9,411	67,447	(58,036)	(86.0)
Net loss(2)	(10,245)	(104,015)	93,770	90.2

Reconciliation of net loss to EBITDA excluding non-cash items and cash used in operating activities to Free Cash Flow:
Net loss(2)	(10,245)	(104,015)
Interest expense, net(1)	3,405	3,243
Benefit for income taxes	(9,411)	(67,447)
Fees to Manager-related party	14,796	165,273
Other non-cash expense	188	188
EBITDA excluding non-cash items	(1,267)	(2,758)	1,491	54.1

EBITDA excluding non-cash items	(1,267)	(2,758)
Interest expense, net(1)	(3,405)	(3,243)
Amortization of debt financing costs(1)	612	556
Benefit for income taxes, net of changes in deferred taxes	3,200	129
Changes in working capital	(6,311)	(1,324)
Cash used in operating activities	(7,171)	(6,640)
Changes in working capital	6,311	1,324
Free cash flow	(860)	(5,316)	4,456	83.8
_____________________
(1)	Interest expense, net, includes non-cash amortization of deferred financing fees.
(2)	Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA
EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE
CASH FLOW

	For the Quarter Ended March 31, 2016
($ in Thousands) (Unaudited)			Contracted
			Power and			Proportionately	Contracted Power and
	IMTT(1)	Atlantic Aviation	Energy(2)	Hawaii Gas	MIC Corporate	Combined(3)	Energy 100%

Net income (loss) attributable to MIC	16,158	14,358	(6,640)	9,069	(10,245)	22,700	(6,985)
Interest expense, net(4)	19,871	13,314	15,788	2,424	3,405	54,802	17,848
Provision (benefit) for income taxes	11,229	9,742	(2,304)	5,911	(9,411)	15,167	(2,304)
Depreciation and amortization	32,621	22,191	11,972	2,350	-	69,134	13,846
Fees to Manager-related party	-	-	-	-	14,796	14,796	-
Other non-cash expense (income), net(5)	2,333	(74)	(3,801)	(2,402)	188	(3,756)	(4,258)
EBITDA excluding non-cash items	82,212	59,531	15,015	17,352	(1,267)	172,843	18,147

EBITDA excluding non-cash items	82,212	59,531	15,015	17,352	(1,267)	172,843	18,147
Interest expense, net(4)	(19,871)	(13,314)	(15,788)	(2,424)	(3,405)	(54,802)	(17,848)
Adjustments to derivative instruments recorded in interest expense, net(4)	9,610	5,608	10,071	119	-	25,408	11,268
Amortization of deferred finance charges(4)	420	800	369	664	612	2,865	383
Provision/benefit for income taxes, net of changes in deferred taxes	(1,230)	(1,452)	(7)	(3,017)	3,200	(2,506)	(7)
Changes in working capital	(2,807)	6,044	2,384	2,937	(6,311)	2,247	2,612
Cash provided by (used in) operating activities	68,334	57,217	12,044	15,631	(7,171)	146,055	14,555
Changes in working capital	2,807	(6,044)	(2,384)	(2,937)	6,311	(2,247)	(2,612)
Maintenance capital expenditures	(6,297)	(2,284)	-	(1,832)	-	(10,413)	-
Free cash flow	64,844	48,889	9,660	10,862	(860)	133,395	11,943

	For the Quarter Ended March 31, 2015
($ in Thousands) (Unaudited)			Contracted
			Power and			Proportionately	Contracted Power and
	IMTT (1)	Atlantic Aviation	Energy(2)	Hawaii Gas	MIC Corporate	Combined(3)	Energy 100%

Net income (loss) attributable to MIC	20,274	(10,577)	(2,374)	8,855	(104,015)	(87,837)	(3,539)
Interest expense, net(4)	6,906	13,085	4,760	1,943	3,243	29,937	6,338
Provision (benefit) for income taxes	14,089	(6,689)	(818)	5,532	(67,447)	(55,333)	(818)
Depreciation and amortization	35,879	59,715	5,574	2,354	-	103,522	7,445
Fees to Manager-related party	-	-	-	-	165,273	165,273	-
Other non-cash expense (income), net(5)	1,256	725	(2,691)	(1,830)	188	(2,352)	(2,941)
EBITDA excluding non-cash items	78,404	56,259	4,451	16,854	(2,758)	153,210	6,485

EBITDA excluding non-cash items	78,404	56,259	4,451	16,854	(2,758)	153,210	6,485
Interest expense, net(4)	(6,906)	(13,085)	(4,760)	(1,943)	(3,243)	(29,937)	(6,338)
Adjustments to derivative instruments recorded in interest expense, net(4)	(2,379)	5,066	1,891	139	-	4,717	2,527
Amortization of deferred finance charges(4)	113	808	13	121	556	1,611	17
Provision/benefit for income taxes, net of changes in deferred taxes	(577)	(355)	(2)	-	129	(805)	(2)
Changes in working capital	(11,612)	(4,206)	1,354	2,523	(1,324)	(13,265)	1,743
Cash provided by (used in) operating activities	57,043	44,487	2,947	17,694	(6,640)	115,531	4,432
Changes in working capital	11,612	4,206	(1,354)	(2,523)	1,324	13,265	(1,743)
Maintenance capital expenditures	(2,471)	(2,623)	-	(1,021)	-	(6,115)	-
Free cash flow	66,184	46,070	1,593	14,150	(5,316)	122,681	2,689

___________________________
(1)

On March 31, 2016, IMTT acquired the remaining 33.3% interest in its Quebec terminal that it did not previously own. IMTT was previously providing management services to this terminal and no operational changes are expected. Prior to the acquisition, IMTT consolidated the results of the Quebec terminal in its financial statements and adjusted for the portion that it did not own through noncontrolling interests. Since the IMTT Acquisition in July 2014 and prior to the acquisition of the noncontrolling interest, MIC reported IMTT’s EBITDA excluding non-cash items and Free Cash Flow including the 33.3% portion of the Quebec terminal. The contribution from the minority interest was not significant. Therefore, there are no changes to our historical EBITDA excluding non-cash items, Free Cash Flow or results generally as a function of acquiring this noncontrolling interest.

(2)

Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in its solar and wind power facilities. As of April 1, 2015, Contracted Power and Energy also includes 100% of BEC, a gas-fired power facility.

(3)	Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(4)

Interest expense, net, includes adjustment to derivative instruments and non-cash amortization of deferred financing fees. For the quarter ended March 31, 2016, interest expense also included a non-cash write-off of deferred financing fees related to the February 2016 refinancing at Hawaii Gas.

(5)

Other non-cash expense (income), net, primarily includes non-cash adjustments related to pension expense, adjustments to noncontrolling interest, amortization of tolling liabilities, unrealized gains (losses) on commodity hedges and any non-cash gains (losses) on disposal of assets.

CONTACT:
Macquarie Infrastructure Corporation
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